TYPE:  EX-23.4

eCLIC, INC.

EXHIBIT 23.3 Consent from G. Brad Beckstead, CPA

February 20, 2001


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of February 20, 2001, on the Financial Statements of ECLIC, Inc. from the inception date of March 1, 1999 through December 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
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G. Brad Beckstead, CPA

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